Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207759 and No. 333-208932) of Shell Midstream Partners, L.P. of our report dated March 22, 2018 with respect to the financial statements of Amberjack Pipeline Company LLC, which appears in this Current Report on Form 8-K/A of Shell Midstream Partners, L.P.

/s/ Ernst & Young LLP

Houston, Texas
June 6, 2018